Exhibit 99.1

Semler Scientific Announces Additional Bitcoin Purchases

Santa Clara, Calif. – August 26, 2024 – Semler Scientific, Inc. (Nasdaq: SMLR), a pioneer in developing and marketing technology products and services to healthcare providers to combat chronic diseases, today announced that it has purchased an additional 83 bitcoins for $5.0 million in cash, inclusive of fees and expenses. As of August 26, 2024, Semler Scientific holds a total of 1,012 bitcoins, which were acquired for $68.0 million, inclusive of fees and expenses.

“We recently purchased additional bitcoins using primarily cash from operations as well as capital raised through our at-the-market equity program,” said Eric Semler, chairman of Semler Scientific. “We are encouraged by the growing institutional adoption of bitcoin. It was recently reported that for the first time, institutions own more than 20% of bitcoin ETF assets under management. We believe this increasing institutionalization will drive value for both bitcoin prices and for our stockholders.”

About Semler Scientific, Inc.:

Semler Scientific, Inc. develops, manufactures and markets innovative products and services to combat chronic diseases. Its flagship product, QuantaFlo®, which is patented and cleared by the U.S. Food and Drug Administration (FDA), is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD), and Semler Scientific is seeking a new 510(k) clearance for expanded-indications. QuantaFlo is used by healthcare providers to evaluate their patient’s risk of mortality and major adverse cardiovascular events (MACE). Semler Scientific also invests in bitcoin and has adopted bitcoin as its primary treasury asset. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “believe,” “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include express or implied statements regarding the increasing institutionalization of bitcoin; bitcoin prices; effects of same for its stockholders; and expanding indications for QuantaFlo; among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as risks inherent with investing in bitcoin, including bitcoin's volatility; risk of implementing a new bitcoin treasury strategy; and risks of obtaining an additional 510(k) clearance; along with those other risk factors detailed in Semler Scientific's filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

CONTACT:

Renae Cormier, CFO

ir@semlerscientific.com

SOURCE : Semler Scientific, Inc.

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